THE CHEFS' WAREHOUSE, INC. 8-K/A
Exhibit 99.2

The Chefs' Warehouse, Inc.
Unaudited Pro Forma Condensed Combined Financial Information
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE PURCHASE

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger of Fells Point Wholesale Meats, Inc. (“Fells Point”) with and into a wholly owned subsidiary of The Chefs’ Warehouse, Inc. (the “Company”, “Chefs’”, “we”, or “us”), which was completed on August 25, 2017 (the “purchase”). The unaudited pro forma condensed combined statements of operations for the twenty-six weeks ended June 30, 2017 and for the fiscal year ended December 30, 2016 give effect to the purchase as if the purchase had been completed on December 26, 2015. The unaudited pro forma combined balance sheet at June 30, 2017 gives effect to the purchase as if the purchase had been completed on June 30, 2017. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition of the combined company had the purchase been completed on the dates described above, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma financial information includes adjustments to record assets and liabilities of Fells Point at their estimated respective fair values based on available information and to give effect to the financing for the purchase and related transactions. The Fells Point consolidated financial statements include Monroe Holdings, LLC (“Monroe”), a variable interest entity, because Fells Point was the guarantor of Monroe's mortgage obligation. The Company did not assume this guarantee thus the purchase excludes Monroe's net assets. The pro forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. Moreover, the actual purchase price for Fells Point is subject to adjustments based on the final calculation of Fells Point's net working capital as of the closing, with any adjustments based on Fells Point’s net working capital payable in cash. The preliminary purchase price may be increased or decreased based upon the final post-closing purchase price adjustments. The final allocation of the purchase price for Fells Point will be determined after completion of a thorough analysis to determine the fair value of the Fells Point’s tangible and identifiable intangible assets and liabilities as of the date the purchase was completed. Increases or decreases in the purchase price and/or the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact the Company’s statement of operations in future periods. Any changes to Fells Point’s stockholders’ equity, including results of operations from June 30, 2017, through the date the purchase was completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The Company anticipates that the purchase will provide the combined company with financial benefits that include increased sales, additional customers, expanded geographic reach and enhanced capabilities in the center-of-the-plate protein category. The unaudited pro forma condensed combined financial information is based on a number of assumptions and estimates and is subject to uncertainties, and that information does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described herein in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future. Such information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase nor does it reflect any additional overhead and infrastructure costs needed to fully integrate Fells Point into the Company. Accordingly, the unaudited pro forma condensed combined financial information does not attempt to predict or suggest future results.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2017 (in thousands)

	Chefs' historical	Fells Point historical	Pro forma adjustments	Note	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$37,004	$1,298	$(31,020)	4a	$7,282
Accounts receivable, net	129,194	4,748			133,942
Inventories, net	96,247	2,262			98,509
Prepaid expenses and other current assets	11,813	132			11,945
Total current assets	274,258	8,440	(31,020)		251,678
Equipment and leasehold improvements, net	64,860	4,897	(2,366)	4b	67,391
Software costs, net	5,422	—			5,422
Goodwill	167,227	—	6,133	4c	173,360
Intangible assets, net	122,753	—	23,700	4d	146,453
Other assets	3,120	—			3,120
Total assets	$637,640	$13,337	$(3,553)		$647,424
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$78,267	$1,822			$80,089
Accrued liabilities	17,279	90			17,369
Accrued compensation	8,983	—			8,983
Current portion of long-term debt	4,621	201	(201)	4e	4,621
Total current liabilities	109,150	2,113	(201)		111,062
Long-term debt, net of current portion	315,493	1,572	(1,572)	4e	315,493
Deferred taxes, net	7,686	72			7,758
Other liabilities and deferred credits	7,989	—	4,500	4f	12,489
Total liabilities	440,318	3,757	2,727		446,802

Equity:
Common stock	264	20	(18)	4g	266
Additional paid-in capital	128,473	—	3,298	4h	131,771
Accumulated other comprehensive loss	(1,950)	—			(1,950)
Retained earnings	70,535	8,874	(8,874)	4i	70,535
Total stockholders' equity	197,322	8,894	(5,594)		200,622
Non-controlling interests	—	686	(686)	4j	—
Total equity	197,322	9,580	(6,280)		200,622
Total liabilities and equity	$637,640	$13,337	$(3,553)		$647,424

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Twenty-six Weeks Ended June 30, 2017 (in thousands, except share and per share amounts)

	Chefs' historical	Fells Point historical	Pro forma adjustments	Note	Pro forma combined
Net sales	$619,346	$30,369			$649,715
Cost of sales	462,846	24,810	(1,623)	5a	486,033
Gross profit	156,500	5,559	1,623		163,682
Operating expenses	141,216	3,226	2,711	5b	147,153
Operating income	15,284	2,333	(1,088)		16,529
Interest expense, net	11,813	27	52	5c	11,892
Income before income taxes	3,471	2,306	(1,140)		4,637
Provision for income tax expense	1,439	92	393	5d	1,924
Net income	2,032	2,214	(1,533)		2,713

Net income attributable to NCI	—	47	(47)	5e	—

Net income attributable to shareholders	$2,032	$2,167	$(1,486)		$2,713

Net income per share:
Basic	$0.08				$0.10
Diluted	$0.08				$0.10
Weighted average common shares outstanding:
Basic	25,971,490		185,442	5f	26,156,932
Diluted	26,021,439		185,442	5f	26,206,881
See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Fiscal Year Ended December 30, 2016
(in thousands, except share and per share amounts)

	Chefs' historical	Fells Point historical	Pro forma adjustments	Note	Pro forma combined
Net sales	$1,192,866	$59,427			$1,252,293
Cost of sales	891,649	46,791	(3,214)	5a	935,226
Gross profit	301,217	12,636	3,214		317,067
Operating expenses	253,978	6,230	5,391	5b	265,599
Operating income	47,239	6,406	(2,177)		51,468
Interest expense, net	41,632	62	348	5c	42,042
Loss on asset disposal	(69)	3			(66)
Income before income taxes	5,676	6,341	(2,525)		9,492
Provision for income tax expense	2,653	193	1,394	5d	4,240
Net income	3,023	6,148	(3,919)		5,252

Net income attributable to NCI	—	90	(90)	5e	—

Net income attributable to shareholders	$3,023	$6,058	$(3,829)		$5,252

Net income per share:
Basic	$0.12				$0.20
Diluted	$0.12				$0.20
Weighted average common shares outstanding:
Basic	25,919,480		185,442	5f	26,104,922
Diluted	26,029,609		185,442	5f	26,215,051
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Note 1         Description of the Transaction

On August 25, 2017, the Company entered into an asset purchase agreement to acquire substantially all of the assets of Fells Point, a specialty protein manufacturer and distributor based in the metro Baltimore and Washington DC area. The aggregate purchase price for the transaction at acquisition date was approximately $33,022,  including the impact of an initial net working capital adjustment which is subject to a post-closing working capital adjustment true up. Approximately $29,722 was paid in cash at closing and the remaining $3,300 consisted of 185,442 shares of the Company's common stock.

The Company will also pay additional contingent consideration, if earned, in the form of an earn-out amount which could total approximately $12,000. The payment of the earn-out liability is subject to the successful achievement of Adjusted EBITDA targets for the Fells Point business. The Company estimated the fair value of this contingent earn-out liability to be $4,500 at acquisition.

Note 2         Basis of Preparation

The unaudited pro forma condensed combined financial information has been derived from the historical financial information of the Company and Fells Point and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that all assets acquired and liabilities assumed be recognized at their fair values as of the purchase date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the purchase at the then-current market price. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The Company anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the measurement period following the August 25, 2017 closing date.
The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase or additional overhead and infrastructure costs necessary to fully integrate Fells Point into the Company.

The historical financial statements for Fells Point are as of and for the six months ended June 30, 2017 and for the the fiscal year ended December 31, 2016.

Note 3         Purchase Accounting

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the Purchase as of June 30, 2017, reconciled to the estimate of consideration transferred:

Purchase consideration	$33,022

Assets:
Accounts receivable, net	4,748
Inventories, net	2,262
Prepaid expenses and other current assets	132
Equipment and leasehold improvements, net	2,531
Intangible assets, net	23,700
Liabilities:
Accounts payable	1,822
Accrued liabilities	90
Deferred taxes, net	72
Other liabilities and deferred credits	4,500

Pro forma net assets acquired	26,889

Pro forma goodwill	$6,133

Note 4         Pro Forma Balance Sheet Adjustments

a) Represents the cash purchase price and Fells Point cash excluded from the Purchase.

b) Represents certain assets that were excluded from the Purchase.

c) Represents pro forma goodwill based on the preliminary allocation of the total consideration paid for the Purchase to the net assets acquired as of June 30, 2017.

d) Represents the fair value of the identifiable intangible assets resulting from the Purchase which include customer relationships of $14,700, trademarks of $8,100, and non-compete agreements of $900 which are to be amortized over 15, 20, and 6 years, respectively. These fair value estimates may vary from the final accounting for the acquisition as additional information becomes available, which may result in a change in the amount of goodwill recognized. The estimated amortization of these identifiable intangible assets have been reflected in the unaudited pro forma combined statements of operations.

e) Represents the elimination of Fells Point debt which was not assumed by the Company as part of the Purchase.

f) Represents the fair value of the additional consideration payable to the former owners of Fells Point in the form of an earn-out amount which could total approximately $12,000. The payment of the earn-out is subject to the successful achievement of Adjusted EBITDA targets for the Fells Point business over a four year period.

g) Represents the elimination of Fells Point capital stock offset by approximately $2 related to the issuance of 185,442 shares of the Company's common stock, the non-cash portion of the purchase price.

h) Represents the increase in additional paid-in capital related to the issuance of 185,442 shares of the Company's common stock, the non-cash portion of the purchase price.

i) Represents the elimination of Fells Point's retained earnings.

j) Represents the elimination of Fells Point's non-controlling interest.

Note 5         Pro Forma Statement of Operations Adjustments

a) The Company records cost of sales based on the net purchase price paid for a product, including applicable freight charges incurred to deliver the product to its warehouse. This adjustment represents the effect of conforming Fells Point's historical cost of sales to the Company's presentation which resulted in a reclassification between cost of sales and operating expenses of $1,623 and $3,214 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively.

b) Represents the cost of sales adjustment noted in a) above, the amortization expense associated with the identifiable intangible assets acquired of $768 and $1,535 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively, estimated change in the fair value of the earn-out liability due to accretion of $203 and $405 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively, and additional rent expense on the Fells Point warehouse lease of $178 and $355 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively. These increases are partially offset by the removal of certain operating expenses, including depreciation expense related to assets that were not acquired as part of the Purchase totaling $61 and $118 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively.

c) The Purchase was partially funded with $29,722 in cash. This adjustment represents the estimated decrease in interest income earned on the Company's cash and cash equivalents, the estimated interest expense incurred on additional borrowings on the Company's asset based loan facility, and the elimination of interest expense incurred on Fells Point's debt which was not assumed in the Purchase. The estimated decrease in interest income was $79 and $29 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively, and the estimated increase in interest expense was $0 and $381 for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016, respectively.

d) Represents the elimination of Fells Point's income tax expense and the recognition of an effective tax rate of 41.6% on the incremental income from the combined entity for the twenty-six weeks ended June 30, 2017 and the fiscal year-ended December 30, 2016.

e) Represents the elimination of the non-controlling interest.

f) Represents the issuance of 185,442 shares of the Company's common stock, the non-cash portion of the purchase price.